EXHIBIT (9)

AMERICAN GENERAL LIFE
INSURANCE COMPANY OF NEW YORK

P.O. Box 1456 -- Syracuse, NY 13201-1456                       A Subsidiary of
(315)425-4209   FAX (315)471-1969                 American General Corporation

Sandra M. Smith
Associate General Counsel & Secretary


                                 July 22, 1997


American General Life Insurance Company of New York
300 South State Street
One Park Place, 10th Floor
Syracuse, New York   13202

Dear Executives:

     This opinion is furnished in connection with the filing by American General Life Insurance Company of New York ("AGNY") and Separate Account E of AGNY ("Separate Account"), with the Securities and Exchange Commission, of a registration statement under the Securities Act of 1933 (the "1933 Act") on Form N-4, which also constitutes Amendment No. 18 to the Separate Account's Registration Statement under the Investment Company Act of 1940 on Form N-4 ("Registration Statement"). The securities being registered under the Registration Statement are units of interest ("Units") to be issued by the Separate Account pursuant to flexible payment deferred individual annuity certificates ("Certificates"), under a master group annuity contract ("Master Contract"), described in the Registration Statement.

     I have examined the Articles of Incorporation and Bylaws of AGNY and such corporate records and other documents and such laws as I consider necessary and appropriate as a basis for the opinion hereinafter expressed. I have examined the form of the Registration Statement to be filed with the Securities and Exchange Commission in connection with the registration under the 1933 Act of an indefinite number of Units. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance, and sale of the Units. On the basis of my examination of these documents and such laws that I consider appropriate, it is my opinion that:

     1. AGNY is a corporation duly organized and validly existing under the laws of New York.

     2. The Separate Account was duly created pursuant to the provisions of New York Insurance Law ss.4240 and accompanying regulations.

     3. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to the Separate Account must be credited to or charged against such Account, without regard to the other income, gains or losses of AGNY.


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July  22, 1997
Page 2

     4. The portion of the assets to be held in the Separate Account equal to the reserves and other liabilities under the Contracts will not be chargeable with liabilities arising out of any other business AGNY may conduct.

     5. The Master Contract and Certificates have been duly authorized by AGNY and, when issued in the manner contemplated by the Registration Statement, the Units thereunder will constitute validly issued and binding obligations of AGNY in accordance with the terms of the Master Contract and Certificates.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus. On giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                   Respectfully submitted,

                                                   /s/SANDRA M. SMITH
                                                   -------------------------
                                                   Sandra M. Smith
                                                   Associate General Counsel


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